Exhibit 10.3

NON-EMPLOYEE DIRECTOR EMERGENCE AWARD

STOCK RESTRICTION AGREEMENT

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN

REGISTERED UNDER THE SECURITIES ACT OF 1933.  NEITHER THE SECURITIES AND EXCHANGE COMMISSION

NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED

ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.

This Non-Employee Director Emergence Award Stock Restriction Agreement (the “Agreement”) is made as of the ____ day of ___________ (the “Agreement Date”), by and between CBL & ASSOCIATES PROPERTIES, INC., a Delaware corporation (the “Company”), and ______________ (the “Non-Employee Director”).

WHEREAS, Non-Employee Director is member of the Board of Directors of the Company and of CBL & Associates Management, Inc. (the “CBL Management Company”, an affiliate of the Company;

WHEREAS, pursuant to the Equity Incentive Plan (as hereinafter defined) and subject to the terms of this Agreement, the Company desires to grant to the Non-Employee Director ________ shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Company.

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

The Non-Employee Director’s date of receipt of the Stock Award set forth in this Agreement shall be and is ___________, ____ (the “Receipt Date”).

1.Definitions; Conflicts.    Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the CBL & Associates Properties, Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan”) as may be hereafter amended.  The terms and provisions of the Equity Incentive Plan are incorporated herein and in the event of any conflict or inconsistency between the terms and provisions of the Equity Incentive Plan and the terms and provisions of this Agreement, the terms and provisions of the Equity Incentive Plan shall govern and control. Specifically, but without limitation, the granting of the Stock Awards under this Agreement and any and all issuances of shares of Common Stock for Stock Awards pursuant to this Agreement shall be subject to the terms and provisions of the Equity Incentive Plan including but not limited to any term in the Equity Incentive Plan providing a maximum limitation on the number of shares of Common Stock that may be subject to the Stock Awards granted to the Executive Officer pursuant to this Agreement in any calendar year.

2.Grant of Common Stock.    Subject to the terms and conditions of this Agreement, the Company hereby grants to the Non-Employee Director all right, title and interest in ______ shares of Common Stock (the “Stock Award”).

3.Vesting.    As used in this Agreement, the term “vest” or “vesting” shall mean the immediate, non-forfeitable, fixed right of present or future enjoyment of the Common Stock pursuant to the Stock Award.  The Stock Award shall vest on the January 1, 2023 (the “Vesting Date”).   The period from the Receipt Date to the Vesting Date shall be referred to herein as the “Vesting Period”.   For purposes of valuation of the Stock Award on the Vesting Date (for tax purposes), the value shall be the average of the high and low trading prices of the Company’s Common Stock on the last trading day on the New York Stock Exchange (or such other stock exchange upon which the Company’s Common Stock is then traded) prior to the Vesting Date.  If the Stock Award shall be deemed vested pursuant to the provisions of

Paragraph 4 below prior to the Vesting Date, the value (for tax purposes) of the Stock Award shall be the average of the high and low trading prices of the Company’s Common Stock on the date of termination of directorship (if such is a day upon which the Company’s Common Stock was traded on the NYSE or such other exchange upon which the Company’s Common stock was then traded), and if the Company’s Common Stock was not traded on such date of termination of directorship, then the valuation (for tax purposes) shall be based upon the last day prior to such date of termination of directorship upon which the Company’s Common Stock was traded on the NYSE or such other exchange upon which the Company’s Common stock was then traded.

4.Termination of Directorship. (a)    General. Except as set forth in this Paragraph 4, if the Non-Employee Director ceases to be a member of the Board of Directors of the Company and the CBL Management Company for any reason prior to the Vesting Date, the Stock Award shall thereupon be forfeited and returned to the Company and the Non-Employee Director shall have no further right, title and/or interest in the shares of Common Stock subject to the Stock Award.

(b)Death or Disability.    If the Non-Employee Director’s directorship with the Company and CBL Management Company terminates for reasons of the Non-Employee Director’s death or disability (as defined herein) prior to the Vesting Date, the Stock Award shall immediately, on the date of such termination, thereupon vest in the Non-Employee Director or his/her estate.  For purposes hereof, the term “disability” refers to the complete and permanent disability of the Non-Employee Director as defined by the Company’s health insurance plans or as otherwise defined by the Company from time to time.  The Non-Employee Director acknowledges and agrees that the determination of disability shall be within the sole, absolute and exclusive discretion of the Company.

(c)“Change of Control”.    If the Non-Employee Director’s directorship with the Company and CBL Management Company terminates upon a “Change of Control”, as defined in the Equity Incentive Plan, prior to the Vesting Date, the Stock Award shall immediately, on the date of such termination, thereupon vest in the Non-Employee Director.

5.Rights as a Shareholder.    The Non-Employee Director shall have all of the rights as a shareholder with respect to any shares of Common Stock issued pursuant to the Stock Award subject only to the transfer restrictions set forth in Paragraph 6 below and forfeiture provisions set forth above.  The Non-Employee Director’s rights as a shareholder shall include the rights to receive all dividends on the Common Stock and to exercise any voting rights attributable to the Common Stock for so long as the Non-Employee Director shall own the Common Stock but such rights shall cease as to the shares of Common Stock subject to the Stock Award that are forfeited pursuant to the terms of this Agreement.

6.Non-Transferability of Stock Award.    Except for any transfers that may be required by law, including pursuant to any domestic relations order or otherwise, no non-vested portion of the Common Stock making up the Stock Award may be transferred by the Non-Employee Director until the termination of the Vesting Period (or immediate vesting pursuant to the provisions of Paragraphs 4 above on terminations of directorship with the Company and the CBL Management Company for death or disability or on a “Change of Control”) and any non-permitted attempted transfer by the Non-Employee Director of any such non-vested portion prior to the termination of the Vesting Period shall be null and void.  Any transferee who may receive any of such non-vested portion of the Common Stock making up the Stock Award pursuant to a transfer required by law as set forth above shall be subject to all the terms and provisions of this Agreement and any termination of the directorship of the Non-Employee Director prior to the termination of the Vesting Period (except for terminations of directorship pursuant to Paragraph 4 above on death or disability or on a “Change of Control”) shall cause the forfeiture of any non-vested shares of the Common Stock making up the Stock Award even if such shares are in the hands of a transferee.

7.Restricted Stock Account; Uncertificated Shares.    The Non-Employee Director understands and acknowledges that the shares of Common Stock issued to the Non-Employee Director pursuant to the Stock Award will be held in an uncertificated form in a restricted stock account maintained by the Company’s stock transfer agent for the Non-Employee Director until such time as such shares of Common Stock are no longer subject to the restrictions set forth in this Agreement.  The Non-Employee Director understands and acknowledges that as the shares of Common Stock issued to the Non-Employee Director pursuant to the Stock Award shall vest during the Vesting Period and upon such vesting, the Company shall cause such vested shares to be issued out of the above-stated restricted stock account and delivered to an unrestricted stock account maintained by the Company’s stock transfer agent for the Non-Employee Director (with reduction in the number of shares necessary to cover any applicable employment taxes unless the Non-Employee Director shall elect to pay such amounts in cash pursuant to notices and procedures that the Company has instituted or shall institute) and such vested shares shall no longer be subject to the terms and provisions of this Agreement.  The Non-Employee Director understands and acknowledges that, except as provided in Paragraph 4 above, in the event the Non-Employee Director’s directorship with the Company and the CBL Management Company, is terminated at any time during the Vesting Period, any non-vested shares of Common Stock making up the Stock Award shall then be cancelled and/or returned to the Company and that the Company shall be entitled to take such action on behalf of the Non-Employee Director in the form of executing such documents or instruments to authorize the cancellation of such shares and/or return of same to the Company

8.No Enlargement of Non-Employee Director Rights.    Nothing in this Agreement shall be construed to confer upon the Non-Employee Director any further rights as a director of the Company or the CBL Management Company.

9.Income Tax Withholding.    If the Company is required to withhold Federal, state, local or other taxes with respect to the Non-Employee Director, the Company, in its sole discretion, shall make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all Federal, state, local and other taxes required by law to be withheld with respect to the shares of Common Stock issued pursuant to the Stock Award (as such shares vest or if certain tax elections are made by the Non-Employee Director, i.e., a Section 83(b) election under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”)) and any dividends paid on any portion of non-vested shares of Common Stock, including, but not limited to, the following:  (i) deducting the amount of any such withholding taxes therefrom or from any other amounts then or thereafter payable to the Non-Employee Director by the Company or the CBL Management Company; (ii) requiring the Non-Employee Director, or the beneficiary or legal representative of the Non-Employee Director, to pay to the Company the amount required to be withheld or to execute such documents as the Company deems necessary or desirable to enable the Company to satisfy its withholding obligations; and/or (iii) withholding from the shares of Common Stock otherwise payable and/or deliverable one or more of such shares having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation.

10.Restricted Stock.    The Stock Award granted hereunder is intended to be a grant of restricted property to the Non-Employee Director that is subject to a “substantial risk of forfeiture” as defined in Section 83 of the Code.

11.Binding Effect.    This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

12.Governing Law.    This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without reference to the principles of conflicts of laws thereof.

13.Headings.    Headings are for the convenience of the parties and are not deemed to be part of this Agreement.

14.Power of Attorney.    The Non-Employee Director, by execution of this Agreement, does hereby appoint the Company as the Non-Employee Director’s attorney-in-fact for the limited purposes of executing any documents or instruments necessary in conjunction with the shares of Common Stock issued to the Non-Employee Director pursuant to the Stock Award while such shares are subject to the restrictions provided by this Agreement.  The Non-Employee Director understands and acknowledges that the shares of Common Stock issued to the Non-Employee Director pursuant to the Stock Award may be subject to adjustment or substitution, as determined by the Company or the Company’s Compensation Committee, as to the number, price or kind of a share of stock or other consideration subject to such awards or as otherwise determined by the Company or the Company’s Compensation Committee to be equitable in the event of changes in the outstanding stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such award.

15.Section 83(b) Election.    By execution of this Agreement, the Non-Employee Director is acknowledging that he/she understands that he/she may make a Section 83(b) Election with respect to the Stock Award pursuant to applicable provisions of the Code but that such election must be made on or before the date that is thirty (30) days following the Receipt Date set forth above.

16.Reference to Company.    The Stock Award granted hereunder is being made to the Non-Employee Director by virtue of the Non-Employee Director’s status as director of the Company and the CBL Management Company.  As stated above, the CBL Management Company is an affiliate of the Company.  The use of the term “Company” in this Agreement shall, unless the context specifically states otherwise, be deemed to include both CBL & Associates Properties, Inc. and the CBL Management Company.

17.Prospectus.    A current prospectus describing the material terms of the Equity Incentive Plan is available for review in the Company’s internal website in the CBL Officer Guide in One Note under “Benefits – General Information – Equity Incentive Plan”.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date first written above.

CBL & ASSOCIATES PROPERTIES, INC.

By:
Stephen D. Lebovitz,
President and Chief Executive Officer

NON-EMPLOYEE DIRECTOR:

Print Name:

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